EXHIBIT 99.1

FOR IMMEDIATE RELEASE Map of Store Locations Available Media Contacts: Eve Callahan Lane PR 503-546-7867 eve@lanepr.com Lani Hayward Umpqua Holdings Corporation 503-727-4132 lanihayward@umpquabank.com	Dan Sullivan Umpqua Holdings Corporation 503-727-4103 dansullivan@umpquabank.com Terry L. Robinson North Bay Bancorp 707-252-5024 trobinson@vintagebank.com

UMPQUA HOLDINGS CORPORATION COMPLETES ACQUISITION OF CALIFORNIA-BASED NORTH BAY BANCORP

PORTLAND, Ore. – April 27, 2007 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., announced today the completion of its acquisition of California-based North Bay Bancorp (NASDAQ: NBAN) by merger on April 26, 2007. North Bay shareholders will receive 1.228 shares of Umpqua common stock for each share of North Bay common stock, giving the transaction a total value of approximately $143 million.

Beginning today, all North Bay Bancorp branches, including those of The Vintage Bank and its Solano Bank division, will operate under the Umpqua Bank name. The merger adds the former North Bay Bancorp’s 10 Northern California branches to Umpqua Bank’s network of 134 Northern California, Oregon and Washington locations, for a total of 144 stores and 161 ATMs. North Bay associates have already been enrolled in Umpqua Bank’s internal training and culture orientation programs and as of May 7, 2007 will offer Umpqua products and services in their stores. Umpqua Bank offers a complete portfolio of commercial, small business and retail banking services throughout Northern California, Oregon and Washington.

“Umpqua Bank and North Bay Bancorp bring a shared commitment to community banking and focus on customer service,” said Ray Davis, Umpqua Holdings Corporation CEO. “The expanded Umpqua Bank offers the best of both companies, providing customers, employees and shareholders with a larger bank network and increased opportunities – and the same unwavering commitment to the communities we serve.“

Ray Davis will continue to lead the combined organizations as president and CEO of Umpqua Holdings Corporation. Bill Fike, president of Umpqua Bank California, will continue to oversee Umpqua’s California operations. Glen Terry, previously president of The Vintage Bank and its Solano Bank division will stay on as Senior Vice President and Commercial Banking Center Manager for the greater Napa, Solano County area.

Approximately 5.2 million shares of Umpqua Holdings Corporation common stock will be issued in connection with the merger. The combined organization has assets of approximately $8.1 billion, deposits of approximately $6.1 billion and shareholder’s equity of approximately $1.3 billion.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 134 locations stretching from the greater Sacramento, Calif. area and San Joaquin Valley to Seattle, as well as along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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